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                           December 14, 2021

       Robert Halpin
       Chief Financial Officer
       Crestwood Equity Partners LP
       811 Main Street, Suite 3400
       Houston, TX 77002

                                                        Re: Crestwood Equity
Partners LP
                                                            Registration
Statement on Form S-4
                                                            Filed December 7,
2021
                                                            File No. 333-261524

       Dear Mr. Halpin:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Joshua Davidson